Exhibit 99.1

SBA Communications Appoints Fidelma Russo to Board of Directors

Boca Raton, Florida, December 16, 2019 (BUSINESS NEWSWIRE) – SBA Communications Corporation (Nasdaq: SBAC) (“SBA”) today announced that Fidelma Russo has been elected to the Board of Directors of SBA effective January 1, 2020. Ms. Russo will serve as an independent director and her election will expand the Board of Directors to nine members.

“Fidelma is a recognized business leader with multi-disciplinary expertise across technology, finance and strategy, and we are very excited to have her join our Board,” said Steven E. Bernstein, Chairman of the Board of SBA. “Her extensive experience in building and managing a variety of data-related businesses in global markets will bring invaluable skills and capabilities to our Board as the wireless infrastructure industry continues to change and grow to meet the needs of today’s and tomorrow’s global communications networks.”

Ms. Russo is presently Chief Technology Officer and Executive Vice President—Digital Services at Iron Mountain Incorporated (NYSE: IRM) where she is responsible for providing leadership, vision and a roadmap for how technology can further strengthen current and future product offerings, service delivery and overall business. Ms. Russo joined Iron Mountain in 2017. Among her many contributions to Iron Mountain, in April 2019 Iron Mountain was recognized as the 2018 Google Cloud Technology Partner of the Year for Artificial Intelligence and Machine Learning. Also in 2019, Data Economy magazine honored Ms. Russo as one of the top 50 Power Women in the data economy. Prior to joining Iron Mountain, Ms. Russo has held positions as Senior Vice President, Enterprise Storage Division, at Dell EMC; Chief Operating Officer at Sepaton; Vice President, Adaptive Infrastructure, at HP, Inc.; and Senior Vice President, Network Storage and Software, at Sun Microsystems/Oracle. Ms. Russo has previously served on the Board of Directors of the Massachusetts Technology Leadership Council and, from 2016 to 2019, on the Board of Directors of Wolters Kluwer N.V. (XAMS: WKL).

Ms. Russo holds a BEng in Electrical Engineering from the University College Cork, Ireland and an MS in Computer Science from Boston University.

About SBA Communications Corporation

SBA Communications Corporation is a leading independent owner and operator of wireless communications infrastructure including towers, buildings, rooftops, distributed antenna systems (DAS) and small cells. With a portfolio of more than 30,000 communications sites in fourteen markets throughout the Americas and South Africa, SBA is listed on NASDAQ under the symbol SBAC. SBA is part of the S&P 500 and is one of the top 20 Real Estate Investment Trusts (REITs) based on market capitalization. For more information, please visit: www.sbasite.com.

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